EXHIBIT 4.5

                      SECOND AMENDMENT TO CREDIT AGREEMENT

      THIS SECOND AMENDMENT TO LOAN AGREEMENT ("Second Amendment") is entered into as of the 28th day of January, 1994, by and between LONGVIEW FIBRE COMPANY ("Borrower"), SEATTLE-FIRST NATIONAL BANK ("Seafirst"), BANK OF AMERICA NATIONAL TRUST & SAVINGS ASSOCIATION ("BofA"), ABN AMRO BANK N.V. ("ABN"), CONTINENTAL BANK N.A. ("CB"), NATIONAL WESTMINSTER BANK PLC ("NWB"), NATIONSBANK OF NORTH CAROLINA, N.A. ("NBNC"), and THE BANK OF NOVA SCOTIA ("BNS") ("Banks"), and SEATTLE-FIRST NATIONAL BANK as agent for the Banks ("Agent").

                                    RECITALS
      A. Borrower, Banks and Agent are parties to that certain Credit Agreement dated as of February 26, 1993 (as amended by that certain First amendment to Credit Agreement dated as of August 31, 1993, the "Credit Agreement"), pursuant to which Banks made certain loans to Borrower subject to the terms and conditions contained therein. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

      B. Borrower has requested a one-year extension of the Termination Date and the Banks are willing to make such extension subject to the terms and conditions contained herein.

      C. The parties hereto further desire to amend the Credit Agreement to adjust the interest rates, to modify the financial covenants, to provide for the withdrawal of NWB and NBNC, and otherwise in the manner set out herein.

      NOW, THEREFORE, the parties hereto agree as follows:

      1. Certain Defined Terms. The definitions of the terms "Bank," "Commitment," and "Termination Date" in Section 1.1 of the Credit Agreement are hereby deleted and replaced with the following:

              "Bank" means each bank listed on the signature pages of the Second Amendment to this Agreement as having a Commitment, and its successors and assigns.

              "Commitment" means, from and after the Effective Date of this Second Amendment, with respect to each Bank, the amount set forth opposite the name of such Bank on the signature pages of this Second Amendment to this Agreement as its Commitment.

              "Termination Date" means February 28, 1996 (or February 28 of such subsequent year to which the Termination Date may have been extended in accordance with Section 2.17 of this Agreement) or, if such day is not a Euro-Dollar Business Day, the next preceding Euro-Dollar Business Day.


      2. Additional Defined Terms. Section 1.1 of the Credit Agreement is hereby amended to add the following definitions:

              "Funded Debt" means all interest-bearing Indebtedness, including all capital leases.

              "Capitalization Ratio" means, as of the end of each of Borrower's fiscal quarters, the ratio of (i) Funded Debt to (ii) the sum of Funded Debt and Tangible Net Worth.

      3. Euro-Bank Rate. Section 2.7(b) of the Credit Agreement is hereby amended to delete the definition of the term "Euro-Dollar Margin" and to replace it with the following:

          "Euro-Dollar Margin," during any fiscal quarter of Borrower, means:
(a) 0.25% if the Capitalization Ratio as of the end of the preceding fiscal quarter was less than 0.30, (b) 0.3%, if the Capitalization Ratio as of the end of the preceding fiscal quarter was greater than or equal to 0.30 and less than 0.40, (c) 0.375% if the Capitalization Ratio as of the end of the preceding fiscal quarter was greater than or equal to 0.40 and less than 0.55, and (d) 0.55% if the Capitalization Ratio as of the end of the preceding fiscal quarter was greater than or equal to 0.55.

      4. Facility Fee. Section 2.8(a) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

         (a) Facility Fee. Borrower shall pay to the Agent quarterly in arrears, for the account of the Banks ratably in portion to their Commitments, a facility fee equal to a percentage per annum of the aggregate Commitments, according to the following schedule:

            Capitalization Ratio
            as of the end of the
          preceding fiscal quarter        Facility Fee Percentage

            Less than .30                             0.125%
            Greater than or equal to
              .30 and less than .40                   0.2%
            Greater than or equal to
              .40 and less than .55                   0.25%
            Greater than or
              equal to .55                            0.325%

      5. Commitment Fee. Section 2.8(b) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

         (b) Commitment Fee. Borrower shall pay to the Agent quarterly in arrears, for the account of the Banks ratably in proportion to their commitments, a commitment fee equal to 1/8 of 1% per annum on the daily difference between (i) the aggregate of all commitments, and (ii) the aggregate daily outstanding principal balance of all Notes (the "Usage"); provided, however, that the commitment fee shall be waived for any quarter in which the average daily Usage is equal to or greater than Ninety Million Dollars ($90,000,000).

      6. Tangible Net Worth. Section 5.4 of the Credit Agreement is hereby amended to read as follows:

            Section 5.4. Tangible Net Worth. The Borrower shall at all times maintain a minimum Tangible Net Worth of not less than Three Hundred Twenty-Five Million and No/100 Dollars ($325,000,000.00) as determined at the end of each of Borrower's fiscal quarters.

      7. Debt Service Coverage Ratio. Section 5.6 of the Credit Agreement is hereby deleted in its entirety.

      8. Effective Date. This Second Amendment shall be effective on January 28, 1994 (the "Effective Date"), subject to the condition precedent that on or prior to that date, the following events have occurred:

      a. This Second Amendment shall have been fully executed by Borrower and Banks and shall have been delivered to Agent;

      b. Agent and each Bank shall have received a copy of a resolution in form and substance satisfactory to Agent authorizing the Borrower's execution, delivery and performance of this Second Amendment; and

      c. Each of the outstanding Pro Rata Loans, interest, fees and all other amounts accrued as of the Effective Date to the Banks shall be paid in full.

      9. Withdrawal of Certain Banks. As provided in Section 8.c on the Effective Date, which is the last day of an Interest Period, all outstanding Pro Rata Loans, interest, fees and all amounts accrued under the Credit Agreement as of the Effective Date shall be repaid and NWB and NBNC will withdraw as Banks under the Credit Agreement and their Commitments shall terminate. The withdrawal of NWB and NBNC shall be effective upon receipt of such payment, and promptly upon receipt of such payment, each of NWB and NBNC shall deliver to Agent (for delivery to Borrower) all of the Notes payable to it. If on the Effective Date Borrower shall reborrow all or any portion thereof (the "Renewal Loan"), the Borrowing shall be advanced by each Bank pursuant to Section 2.4 of the Credit agreement, pro rata in accordance with its Commitment as defined in this Second Amendment. The Renewal Loan shall be a Prime Rate Loan unless on or before the fourth Euro-Dollar business Day prior to the Effective Date Borrower has delivered to Agent a Notice of Pro Rata Borrowing in accordance with Section 2.2 of the Credit Agreement.

     10. Representations and Warranties: Borrower hereby represents and warrants as follows:

      a. The making and performance of this Second Amendment is within the Borrower's corporate powers, has been duly authorized by all necessary corporate action, has received all necessary governmental approvals, and does not contravene any law, any provision of the Articles of Incorporation or Bylaws of the Borrower, or any contractual restriction binding on the Borrower.


      b. This Second Amendment constitutes the valid and binding obligation of the Borrower enforceable in accordance with its terms.

      c. Each of the matters set forth in Article 4 of the Credit Agreement is true and correct in each case as if made on and as of the Effective Date of this Second Amendment, and Borrower expressly agrees that it shall be an additional event constituting an Event of Default under the Credit Agreement if any representation or warranty made hereunder shall prove to have been incorrect in any material respect when made.

      d. No Event of Default and no event which, with the giving of notice or the lapse of time or both would constitute an Event of Default, shall have occurred and be continuing or will have occurred as a result of the execution of this Second Amendment.

      11. No Further Amendment. Except as expressly stated herein, the Credit Agreement shall remain unmodified and in full force and effect and the parties hereto hereby reaffirm and ratify their respective obligations thereunder.

      12. Counterparts. This Second Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same original document.

      13. CONCERNING ORAL AGREEMENTS. ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

      IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the date first above written.

BORROWER:                                 LONGVIEW FIBRE COMPANY

                                          By \s\ L. J. Holbrook
                                            Its SR VP Finance

LENDERS:

Percent of
Aggregate
Commit-
ments         Commitment

35%           $56 Million           SEATTLE FIRST NATIONAL BANK, a
                                    national banking association

                                          By \s\ Robert M. Ingram, III
                                            Its Vice President


16.25%        $26 Million           BANK OF AMERICA NATIONAL TRUST &
                                    SAVINGS ASSOCIATION

                                          By \s\ Michael J. Balok
                                            Its Vice President


16.25%        $26 Million           ABN AMRO BANK N.V.

                                          By \s\ Walter Euyang
                                            Its Vice President


16.25%        $26 Million           CONTINENTAL BANK N.A.

                                          By \s\ R. Guy Stapleton
                                            Its Vice President


0%            $0.00                 NATIONSBANK OF NORTH CAROLINA, N.A.

                                          By \s\ Michael O. Lincoln
                                            Its Vice President


16.25%        $26 Million           THE BANK OF NOVA SCOTIA

                                          By \s\ Errett S. Hummel
                                            Its Account Representative


0%            $0.00                 NATIONAL WESTMINSTER BANK, PLC

                                          By \s\ Michael E. Keeting
                                            Its Vice President

TOTAL
COMMITMENT   $160 Million

AGENT:                              SEATTLE FIRST NATIONAL BANK, a
                                    national banking association

                                          By \s\ Dora A. Brown
                                            Its Assistant Vice President